ASSET PURCHASE AGREEMENT

                              BY AND AMONG

         VERNON SAWYER, INC., VERNON SAWYER TRANSPORTATION, INC.
                      AND VERNON AND NANCY SAWYER

                               AS SELLERS

                                   AND

                               KLLM, INC.

                              AS PURCHASER

                           TABLE OF CONTENTS*


1.    RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.    DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . .   1
      2.1.  "Accrued Vacation Pay. . . . . . . . . . . . . . . . . .   1
      2.2.  "Assumed Liabilities . . . . . . . . . . . . . . . . . .   1
      2.3.  "Closing . . . . . . . . . . . . . . . . . . . . . . . .   1
      2.4.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
      2.5.  "Escrow Deposit" . . . . . . . . . . . . . . . . . . . .   2
      2.6.  "Excluded Assets . . . . . . . . . . . . . . . . . . . .   2
      2.7.  "ICC". . . . . . . . . . . . . . . . . . . . . . . . . .   2
      2.8.  "Non-competition Covenants". . . . . . . . . . . . . . .   2
      2.9.  "Permitted Liens . . . . . . . . . . . . . . . . . . . .   2
      2.10.       "Purchased Assets" . . . . . . . . . . . . . . . .   2
      2.11.       "Purchase Price" . . . . . . . . . . . . . . . . .   3
      2.12.  "Purchase Price Deposit". . . . . . . . . . . . . . . .   3
      2.13.       "Shareholder Real Estate". . . . . . . . . . . . .   4

3.    SALE OF PROPERTIES AND ASSETS. . . . . . . . . . . . . . . . .   4
      3.1.  General. . . . . . . . . . . . . . . . . . . . . . . . .   4
      3.2.  Receivable Repurchase. . . . . . . . . . . . . . . . . .   4

4.    PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . .   4
      4.1.  Purchase Price . . . . . . . . . . . . . . . . . . . . .   4
      4.2.  Allocation of Purchase Price . . . . . . . . . . . . . .   5
      4.3.  Payment. . . . . . . . . . . . . . . . . . . . . . . . .   5
      4.4.  Obligations Not Assumed. . . . . . . . . . . . . . . . .   6

5. CLOSING DOCUMENTS AND REQUIREMENTS; FURTHER ASSURANCES. . . . . .   6
      5.1.  Pre-Closing Responsibilities.. . . . . . . . . . . . . .   6
      5.2.  Closing Responsibilities of Seller, Parent and
            Shareholders . . . . . . . . . . . . . . . . . . . . . .   6
      5.3.  Closing Responsibilities of Purchaser. . . . . . . . . .   7
      5.4.  Further Assurances . . . . . . . . . . . . . . . . . . .   8

6.    REPRESENTATIONS AND WARRANTIES OF SELLER, PARENT
      AND SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . .   8
      6.1.  Existence and Good Standing. . . . . . . . . . . . . . .   8
      6.2.  Corporate Authority and Approvals. . . . . . . . . . . .   8
      6.3.  Ownership; Exclusivity . . . . . . . . . . . . . . . . .   8
      6.4.  Information. . . . . . . . . . . . . . . . . . . . . . .   8
      6.5.  Financial Statements . . . . . . . . . . . . . . . . . .   8
      6.6.  Litigation . . . . . . . . . . . . . . . . . . . . . . .   9
      6.7.  Tax Returns and Payments . . . . . . . . . . . . . . . .   9
      6.8.  Condition of Properties. . . . . . . . . . . . . . . . .  10
      6.9.  Title to Property; Encumbrances. . . . . . . . . . . . .  10
      6.10.       Immovable Property . . . . . . . . . . . . . . . .  10
      6.11.       Leases . . . . . . . . . . . . . . . . . . . . . .  10
      6.12.       Material Contracts . . . . . . . . . . . . . . . .  11
      6.13.       Restrictive Documents. . . . . . . . . . . . . . .  11
      6.14.       Intellectual Properties. . . . . . . . . . . . . .  12
      6.15.       Compliance with Laws . . . . . . . . . . . . . . .  12
      6.16.       Restrictive Documents. . . . . . . . . . . . . . .  12
      6.17.       Subsidiaries . . . . . . . . . . . . . . . . . . .  12
      6.18.       Inventory. . . . . . . . . . . . . . . . . . . . .  12
      6.19.       Employment Relations . . . . . . . . . . . . . . .  12
      6.20.       Employee Benefit Plans . . . . . . . . . . . . . .  13
      6.21.       Environmental Laws and Regulations . . . . . . . .  14
      6.22.       Interest in Customers, Suppliers . . . . . . . . .  15
      6.23.       Insurance. . . . . . . . . . . . . . . . . . . . .  15
      6.24.       Operating Rights . . . . . . . . . . . . . . . . .  15
      6.25.       Broker's or Finder's Fee . . . . . . . . . . . . .  15

7.    REPRESENTATIONS AND WARRANTIES OF PURCHASER. . . . . . . . . .  16
      7.1.  Existence and Good Standing of Purchaser;
            Power and Authority. . . . . . . . . . . . . . . . . . .  16
      7.2.  Corporate Authority and  Approvals . . . . . . . . . . .  16
      7.3.  Restrictive Documents. . . . . . . . . . . . . . . . . .  16
      7.4.  Information. . . . . . . . . . . . . . . . . . . . . . .  16
      7.5.  Litigation . . . . . . . . . . . . . . . . . . . . . . .  16
      7.6.  Broker's or Finder's Fee . . . . . . . . . . . . . . . .  16

8.    USE OF TRANSFERRED ASSETS BY PURCHASER PENDING
CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
      8.1.  Management Period. . . . . . . . . . . . . . . . . . . .  17
      8.2.  Manage . . . . . . . . . . . . . . . . . . . . . . . . .  17
      8.3.  No Liens, Dispositions . . . . . . . . . . . . . . . . .  18
      8.4.  Consideration. . . . . . . . . . . . . . . . . . . . . .  18
      8.5.  Irrevocability . . . . . . . . . . . . . . . . . . . . .  18
      8.6.  Liabilities. . . . . . . . . . . . . . . . . . . . . . .  19
      8.7.  Termination of Management Period . . . . . . . . . . . .  19

9.    COVENANTS OF SELLER, PARENT AND SHAREHOLDERS . . . . . . . . .  19
      9.1.  Cooperation. . . . . . . . . . . . . . . . . . . . . . .  19
      9.2.  Ordinary Course of Business. . . . . . . . . . . . . . .  19
      9.3.  Environmental. . . . . . . . . . . . . . . . . . . . . .  19
      9.4.  Dispositions and Encumbrances on Purchased
            Assets . . . . . . . . . . . . . . . . . . . . . . . . .  20

10.   COVENANTS OF PURCHASER . . . . . . . . . . . . . . . . . . . .  20
      10.1. Cooperation. . . . . . . . . . . . . . . . . . . . . . .  20
      10.2. Operating Authorities; Temporary Lease . . . . . . . . .  20

11.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER,
      PARENT . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
      11.1.       Representations and Warranties True. . . . . . . .  21
      11.2.       Performance of Purchaser . . . . . . . . . . . . .  21

12.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
      PURCHASER. . . . . . . . . . . . . . . . . . . . . . . . . . .  21
      12.1.       Representations and Warranties True. . . . . . . .  21
      12.2.       Performance of Seller. . . . . . . . . . . . . . .  21
      12.3.       Environmental. . . . . . . . . . . . . . . . . . .  21
      12.4.       Survey . . . . . . . . . . . . . . . . . . . . . .  22
      12.5.       Title. . . . . . . . . . . . . . . . . . . . . . .  22

13.   WORKER'S COMPENSATION MATTERS. . . . . . . . . . . . . . . . .  23

14.   NON-COMPETITION COVENANTS.   . . . . . . . . . . . . . . . . .  23
      14.1.  Recitals. . . . . . . . . . . . . . . . . . . . . . . .  23
      14.2.  Protective Covenants. . . . . . . . . . . . . . . . . .  23
      14.3.       Exception. . . . . . . . . . . . . . . . . . . . .  25

15.   SURVIVAL OF COVENANTS, REPRESENTATIONS AND
      WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . .  25

16.   INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . .  25
      16.1.       Indemnification by Seller. . . . . . . . . . . . .  25
      16.2.       Indemnification by Purchaser . . . . . . . . . . .  25
      16.3.       Indemnification Procedure. . . . . . . . . . . . .  26

17.   EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

18.   DESTRUCTION OR CONDEMNATION OF PROPERTY. . . . . . . . . . . .  26
      18.1.       Damage or Destruction. . . . . . . . . . . . . . .  27
      18.2.       Condemnation . . . . . . . . . . . . . . . . . . .  27

19.   TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . .  27
      19.1.  By Mutual Consent or Other Action . . . . . . . . . . .  27
      19.2.  By Seller . . . . . . . . . . . . . . . . . . . . . . .  27
      19.3.  By Purchaser. . . . . . . . . . . . . . . . . . . . . .  27
                  19.4.  Effect. . . . . . . . . . . . . . . . . . .  27

20.   MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . .  27
      20.1.       Notice . . . . . . . . . . . . . . . . . . . . . .  27
      20.2.       Addresses. . . . . . . . . . . . . . . . . . . . .  28
      20.3.       Gender . . . . . . . . . . . . . . . . . . . . . .  29
      20.4.       No Waiver. . . . . . . . . . . . . . . . . . . . .  29
      20.5.       Specific Performance . . . . . . . . . . . . . . .  29
      20.6.       Cumulative Rights. . . . . . . . . . . . . . . . .  29
      20.7.       Entire Agreement . . . . . . . . . . . . . . . . .  29
      20.8.       Headings . . . . . . . . . . . . . . . . . . . . .  29
      20.9.       Interpretation; No Presumption . . . . . . . . . .  30


INDEX OF DEFINITIONS . . . . . . . . . . . . . . . . . . . .     14

                            EXHIBITS

      A - Escrow Agreement

      B - Purchase Price Deposit Escrow Agreement

      C - Bill of Sale

      D - Cash Deed of Shareholders

      E - Employment Agreement for Vernon G. Sawyer

      F - Employment Agreement for Nancy Sawyer

      G - Seller's, Parent's and Shareholders' Counsel's
Opinion

      H - Operating Rights

                                SCHEDULES

2.2   List of Assumed Liabilities

2.10.1 List of tractors, trailers, communication equipment, computers, furniture, fixtures and tools

2.10.2 Inventories

2.13  Shareholder Real Estate

6.6   Litigation

6.8   Condition of Properties

6.9   Permitted Liens

6.11  Leases

6.12  Material Contracts

6.14  Intellectual Property

6.20  Employee Benefit Plans

6.23  Insurance Policies

8.3   Permitted Asset Dispositions




    * This Table of Contents is for convenience of reference only and does not form a part of the Agreement.

                        ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT ("Agreement") is entered into on the 1st day of May, 1995 (the "Effective Date"), by and between VERNON SAWYER, INC., tax identification number 72-1071773, a Louisiana corporation domiciled in Morehouse Parish, Louisiana ("Seller"), represented herein by its duly authorized President, Vernon G. Sawyer, VERNON SAWYER TRANSPORTATION, INC., tax identification Number 72-1007374, a Louisiana Corporation domiciled in Morehouse Parish, Louisiana ("Parent"), VERNON G. SAWYER, and NANCY ANN MARUS SAWYER, in their individual capacities, individual residents of Morehouse Parish, Louisiana (hereafter, Vernon G. Sawyer and Nancy Sawyer may be individually referred to as a "Shareholder" or jointly as the "Shareholders"), and KLLM, INC., tax identification number 64-0577750, a Texas corporation domiciled in Rankin County, Mississippi ("Purchaser"), represented herein by its duly authorized President, Steve Bevilaqua, who declare and agree that:

      1. RECITALS. For many years, Seller has engaged in the interstate trucking business throughout the United States (the "Business"). Seller is a wholly-owned subsidiary of Parent.
The Business has operated facilities on property owned by the Shareholders. Most of the rolling stock used in the operation of the Business is owned by Parent and leased to Seller.
Seller and Parent desire to sell and Purchaser desires to purchase substantially all of the assets of the Business on the terms and conditions and for the consideration described below. Shareholders desire to sell and Purchaser desires to purchase the real property and improvements thereon on which the Business has been operating, all on the terms and conditions and for the consideration described below.

      2. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

            2.1.  "Accrued Vacation Pay" means the sum of
$23,160.60 representing the obligation for drivers' vacation pay as of April 30, 1995 assumed by Purchaser under Section
4.3.1.

            2.2. "Assumed Liabilities" means Seller's notes payable which relate to Seller's financing of its purchase of tractors, trailers and other transportation equipment set forth on Schedule 2.2 and Accrued Vacation Pay.

            2.3. "Closing" shall mean the closing of the transaction contemplated by this Agreement in the offices of Young, Williams, Henderson & Fuselier, P.A., 2000 Deposit Guaranty Plaza, Jackson, Mississippi, on the Closing Date (defined below) or at such other place as may be mutually agreed upon by the parties hereto.

            2.4. "Closing Date" shall mean on or before June 20, 1995, or such other date and time as Seller and Purchaser may agree.

            2.5.  "Escrow Deposit" shall mean the sum of
$250,000.00 which shall be held out of the Purchase Price at Closing to secure Seller's obligations to repurchase receivables and Seller's and Shareholders' representations, warranties and covenants set forth herein and deposited in escrow in accordance with the terms of the Escrow Agreement in the form and substance of Exhibit A.

            2.6. "Excluded Assets" shall mean the following assets and properties:
                  2.6.1. Seller's cash on hand on the Closing Date including, but not limited to, bank accounts of Seller and petty cash;

                  2.6.2.      Seller's receivables other than trade
      receivables;

                  2.6.3. Seller's rights to claims for refund of taxes of every kind and nature whatsoever;

                  2.6.4.      Seller's corporate minutes and other
      corporate records.

            2.7.  "ICC" means the United States Interstate
Commerce Commission, or any successor agency.

            2.8. "Non-competition Covenants" shall mean those certain covenants of the Seller, Parent and Shareholders set forth in Section 14 of this Agreement.

            2.9. "Permitted Liens" shall have the meaning ascribed to it in Section 6.9.

            2.10. "Purchased Assets" shall mean the Shareholder Real Estate and all right, title and interest in and to all the properties and assets of every kind (tangible and intangible) belonging to, owned, or otherwise held by Seller used or associated with the Business (other than Excluded Assets) including, but not limited to:


            2.10.1.     tractors, trailers, communications
      equipment, computers, computer software, furniture, fixtures, equipment, and tools (whether owned or leased) as listed in Schedule 2.10.1;

            2.10.2.     Seller's inventories including, but
      not limited to, those parts, tires, fuel and supplies set forth on Schedule 2.10.2;

            2.10.3.     Sellers' trade receivables
      (subject to Sellers' obligation to repurchase as set forth in Section 3.2).

            2.10.4.     all outstanding purchase orders,
      bids, and contracts related to the Business and not yet filled or performed at the time of Closing;

            2.10.5.     all loads in transit;

            2.10.6. copies of all of Seller's books and records pertaining to the Business, including, but not limited to, all of its accounting records, financial statements, tax returns, customer lists (including names, addresses, telephone numbers, contact persons, pricing terms, sales records);

                  2.10.7.     vendor contracts

                  2.10.8. all rights regarding the trademarks, service marks and/or trade names "VERNON SAWYER", "VERNON SAWYER, INC.", "VSI" and any other trademarks, service marks, logos and trade names used in the operation of the Business, and all goodwill associated therewith, for future use by Purchaser;

                  2.10.9.     all of Seller's sales and promotional
      literature;

                  2.10.10. all of Seller's telephone numbers and post office boxes; and utility deposits;

                  2.10.11.    Seller's operating rights, permits,
      motor vehicle licenses and registrations; and

                  2.10.12.    the Non-competition Covenants.

            2.11.       "Purchase Price" shall have the meaning
ascribed to it in Section
 4.1.

            2.12. "Purchase Price Deposit" means the sum of $6,399,465.75 deposited by Purchaser in accordance with the terms of the Purchase Price Deposit Escrow Agreement being executed by the parties simultaneously herewith in the form and substance as is attached as Exhibit B.


            2.13. "Shareholder Real Estate" shall mean that certain immovable property (real estate) and all improvements and fixtures thereon located in Morehouse Parish, Louisiana, more particularly described in Schedule 2.13.

      83.   SALE OF PROPERTIES AND ASSETS.

            3.1.  General  At the Closing, Seller and
      Shareholders will sell, transfer, assign, convey and deliver to Purchaser, and Purchaser will purchase, accept and acquire from Seller and Shareholders, all of the Purchased Assets.

            3.2. Receivable Repurchase. Seller guarantees the collectability of all receivables which are among the Purchased Assets. If Purchasers has not received full payment of any such receivable within sixty (60) days of its due date Seller shall repurchase such receivable upon the written request of Purchaser. The purchase price for such repurchased receivable shall equal the amount of Purchase Price allocated to such receivable at the Closing. Closing of the repurchase shall be held within five (5) business days of the day Purchaser requests repurchase and the purchase price shall be paid to Purchaser in full at closing by drawing on the Escrow Deposit. At the closing of any repurchase, Purchaser shall assign to Seller all of its right, title and interest in and to any receivable being repurchased, without warranty or recourse.

      4.    PURCHASE PRICE.

            4.1. Purchase Price. The purchase price for the Purchased Assets (the "Purchase Price") shall be the total of the following:

                  4.1.1.      $700,000.00 for the Shareholder Real
Estate;

                  4.1.2.      $750,000.00 for the Non-competition
Covenants;

                  4.1.3. $214,485.09 for shop equipment, spare parts, tools, inventories and any other Purchased Assets not specifically referenced elsewhere in this Section
      4.1; subject to completed invenotry of the parties to be made.

                  4.1.4.      The book value of trade receivables
      as of the Closing Date, computed on a basis consistent with that of preceding years or periods;

                  4.1.5.      $7,400,000.00 for tractors, trailers
      and other transportation equipment; provided, however, this purchase price is subject to adjustment for any additions or dispositions of equipment between March 30, 1995, and the Closing Date (upon disposition, the market value shown opposite such equipment on Schedule 2.10.1 shall be deducted; upon acquisition, the book value shall be added); and

                  4.1.6.      A portion of the net value equal to
      net revenues less accrued expenses regarding loads in transit as of April 30, 1995, as mutually agreed to and computed by Seller and Purchaser.

            4.2. Allocation of Purchase Price. The purchase price shall be allocated among the categories of Purchased Assets as shown in Section 4.1. Allocations of Purchase Price among Purchased Assets within categories shall be made as determined by Purchaser in its sole discretion and in accordance with all applicable tax laws and regulations. At the Closing, Purchaser, Seller and Shareholders shall execute Forms 8594 allocating the Purchase Price as so determined and shall use such form (without amendments other than those that may be agreed upon in writing by all of the parties hereto) in connection with all tax returns filed which may refer to the transactions contemplated by this Agreement.

            4.3.  Payment.  The Purchase Price shall be paid at
Closing as follows:

                  4.3.1. Assumption or Pay-off of Liability. Purchaser shall discharge and perform when due all obligations, responsibilities, covenants and liabilities, accruing in accordance with Schedule 2.2 which arise under the Assumed Liabilities and are due from May 1, 1995, until the Closing or earlier termination of this Agreement in accordance with its terms (subject to Seller remaining liable for any accrued interest with respect to periods prior to May 1, 1995). At or prior to Closing, Purchaser shall either: (i) assume and use its best efforts to cause Seller to be fully and unconditionally released from, the Assumed Liabilities effective upon the Closing and assume and indemnify Seller from Accrued Vacation Pay; or (ii) pay-off Assumed Liabilities other than Accrued Vacation Pay and assume and agree to hold Seller harmless from Accrued Vacation Pay. Purchaser shall indemnify Seller after Closing from any of the Assumed Liabilities as to which releases are not obtainable from creditors of Seller and from Accrued Vacation Pay.

                  4.3.2.      Cash Payment.     The cash portion of
      the Purchase Price due at the Closing shall equal the Purchase Price minus:

                        4.3.2.1.    (i) the balance of the Assumed
            Liabilities as of April 30, 1995, as confirmed by the lenders thereof, or (ii) if lender confirmations of such amounts cannot be obtained prior to Closing, then the balance of Assumed Liabilities as shown on the balance sheet of Seller as of March 31, 1995, but subject to post-Closing adjustment and indemnification for any difference between such balance sheet amount and the actual amount of such liabilities as of April 30, 1995 confirmed by lenders upon confirmation;

                        4.3.2.2.    Accrued Vacation Pay; and

                        4.3.2.3.    The Escrow Deposit

            4.4. Obligations Not Assumed. Purchaser does not assume, accept or agree to pay any indebtedness, obligations or liabilities of Seller, Parent or Shareholders, except those which are expressly required to be assumed, accepted or paid by Purchaser pursuant to this Agreement.

      5. CLOSING DOCUMENTS AND REQUIREMENTS; FURTHER
ASSURANCES.

            5.1.  Pre-Closing Responsibilities.  On the
Effective Date:

                  5.1.1.  Seller, Shareholders and
            Purchaser shall execute and deliver the
            Purchase Price Deposit Escrow Agreement
            in the form and substance as is attached as Exhibit B.

                  5.1.2.  On the Effective Date,
            Purchaser shall deposit the Purchase
            Price Deposit pursuant to the terms of
            the Purchase Price Deposit Agreement.
            The Purchase Price Deposit represents the parties' estimate of the cash portion of the Purchase Price that will be due at Closing. Upon its release to Seller and Shareholders at Closing, the Purchase
            Price Deposit, together with any interest earned thereon, shall be credited against the cash portion of the Purchase Price due at Closing. This Purchase Price
            Deposit shall be refunded to Purchaser
            only if this Agreement is terminated
            pursuant to Section 19 or, if there is an excess of funds as compared to what is due at Closing, such excess shall be refunded.

                  5.1.3.  Purchaser shall assume its
            management responsibilities relating to
            the Business in accordance with Section 8 of this Agreement.

            5.2.  Closing Responsibilities of Seller, Parent and
Shareholders. At the Closing, Seller, Parent and Shareholders shall deliver to Purchaser:

                  5.2.1.      An Escrow Agreement executed by
      Seller, Parent and Shareholders in the form and substance as is attached as Exhibit A.

                  5.2.2. A bill of sale executed by Seller and Parent, conveying the Purchased Assets (other than real estate), free and clear of any liens or encumbrances
      (other than Permitted Liens), in the form and substance as attached as Exhibit C.

                  5.2.3. A Cash Deed executed by Shareholders conveying good and marketable title to the Shareholder
      Real Estate, free and clear of any liens or encumbrances (other than Permitted Liens) in the form and substance as attached as Exhibit D.

                  5.2.4. Such other instrument or instruments of transfer as shall be reasonably necessary or appropriate to vest in Purchaser good and marketable title to the Purchased Assets.

                  5.2.5. The Employment Agreements executed by the Shareholders in the form and substance as are attached as Exhibits E and F.

                  5.2.6. An opinion of Sellers', Parent's
      and Shareholders' counsel substantially in the form and substance as is attached as Exhibit G.

                  5.2.7. Joint written instructions to the escrow agent under the Purchase Price Deposit Escrow Agreement to release the escrowed funds to Seller, Parent and Shareholders.

            5.3.  Closing Responsibilities of Purchaser.  At the
Closing, Purchaser shall deliver to Seller:

                  5.3.1.  Wire-transferred or certified
      funds in an amount which when added to the Purchase
      Price Deposit will equal the cash portion of the Purchase Price due at Closing.

                  5.3.2.  Employment Agreements executed by
      the Purchaser in the forms as are attached as Exhibits E and F.

                  5.3.3.  A Closing Escrow Agreement
      executed by Purchaser in the form and substance as is attached as Exhibit A.

                  5.3.4. Joint written instructions to the escrow agent under the Purchase Price Deposit Escrow Agreement to release the escrowed funds to Seller, Parent and Shareholders.

            5.4. Further Assurances. Following the Closing, at the request of Purchaser, Seller, Parent and Shareholders shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate (i) to vest in Purchaser good and marketable title to the Purchased Assets, free and clear of any liens or encumbrances (other than Permitted Liens) and (ii) to transfer to Purchaser all licenses, agreements, contract rights, accounts, premiums, and permits necessary for the operation of the Business.

      6.    REPRESENTATIONS AND WARRANTIES OF SELLER, PARENT AND
SHAREHOLDERS. Seller, Parent and Shareholders, jointly and severally, represent and warrant to Purchaser as follows:

            6.1. Existence and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. Seller has the power to own its properties and to carry on its business as now being conducted. Seller is duly qualified to do business in and is in good standing in all jurisdictions in which the character or the location of the properties owned or leased by Seller or the nature of the business conducted by Seller makes such qualification necessary.

            6.2.  Corporate Authority and Approvals.        Seller and
Parent have the corporate power and authority to make, execute, deliver and perform this Agreement, and this Agreement has been duly authorized and approved by all required corporate action of Seller and Parent. This
Agreement has been duly executed and delivered by Seller, Parent and Shareholders and constitutes a legal, valid and binding obligation enforceable against each of Seller, Parent and Shareholders in accordance with its terms.

            6.3.  Ownership; Exclusivity.  No person other than
Purchaser has any right or option to acquire any ownership rights or equity in and to the Purchased Assets.

            6.4. Information. None of the schedules, exhibits or other written material required under this Agreement, or any document referred to within this Agreement, contains, nor will it contain, any statement which is false or misleading with respect to any material fact, or omits, nor will it omit, to state a material fact necessary in order to make the statements therein not false or misleading.

            6.5. Financial Statements. The financial statements of Seller that have been provided to Purchaser have been prepared on a basis consistent with that of the preceding years or periods and fairly represent in all material respects the financial position of Seller and Parent and the results of its operations as of the dates and for the periods indicated. Since February 28, 1995, there has been (i) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of the Seller and Parent, whether as a result of any legislative or regulatory change, revocation of any licenses or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise, and (ii) no change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of the Seller and Parent except in the ordinary course of business; and to the best knowledge, information and belief of Seller, Parent and Shareholders, no fact or condition exists or is contemplated or threatened which might cause such change in the future.

            6.6. Litigation. Except for those matters described in Schedule 6.6 attached hereto, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or, to the best knowledge, information and belief of Seller, Parent and Shareholders, any investigation by) any governmental or other instrumentality or agency, pending or, to the best knowledge, information and belief of Seller, Parent and Shareholders, threatened, against or affecting the Business, or any of the Purchased Assets, which could materially and adversely affect the right or ability of the Seller or Purchaser to carry on the Business as now being conducted, or which could materially and adversely affect the condition, whether financial or otherwise, or properties of the Business; and the Seller does not know of any valid basis for any such action, proceeding or investigation. Neither the Seller, Parent nor the Business is subject to any judgment, order or decree entered in any lawsuit or proceeding which may have a materially adverse effect on any of their operations, business practices, or on their ability to acquire any property or conduct business in any area.

            6.7. Tax Returns and Payments. Seller and Parent have duly filed or shall file all federal, state and local tax returns and reports required to be filed for the period ending as of May 31, 1994, and has, to Seller's, Parent's and Shareholders' knowledge, duly paid or established adequate reserves for the proper payment of all taxes and other governmental charges upon it or its properties, assets, income, franchises, licenses or sales for said period. Such returns and reports reflect accurately all liability for taxes of Seller and Parent for the periods covered thereby. No examination of any tax return of Seller and Parent is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Seller and Parent. All monies required to be withheld have been withheld and either paid to the respective governmental agencies or set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books of Seller and Parent. To Seller's, Parent's and Shareholders' knowledge, there is no basis for the assertion by any governmental agency or authority of any liens or claims against the Purchased Assets for unpaid taxes or other government charges.

            6.8.  Condition of Properties. Except as set forth on
Schedule 6.8, the Purchased Assets are in good repair and condition and adequate for the ordinary course of operation of Seller's Business as presently conducted and no person other than Seller or Parent owns any Purchased Assets.

            6.9. Title to Property; Encumbrances. Seller has good, valid and marketable title to all of its material properties and assets (immovable and movable, tangible and intangible) heretofore used in the operation of the Business, in each case subject to no encumbrance, lien, charge or other restriction of any kind or character, except for (i) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of immovable property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by Seller and the operation of the Business;
(ii) liens described in Schedule 6.9 attached hereto; (iii) liens securing Assumed Liabilities; and (iv) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent (liens of the type described in clauses (i) through (iv) above may be hereafter sometimes referred to as "Permitted Liens"). Shareholders have good, valid and marketable title to the Shareholder Real Estate, subject to no encumbrance other than Permitted Liens.

            6.10. Immovable Property. Schedule 2.13 attached hereto contains an accurate and complete list of the shareholder Real Estate (hereafter, such immovable property may be referred to as the "Real Property"), and includes the name of the record titleholder(s) thereof. Shareholders have good and marketable title in fee simple to all the Real Property, free and clear of all encumbrances, liens, charges or other restrictions of any kind or character, except for Permitted Liens. All of the buildings, structures and appurtenances situated on the Real Property are in good operating condition and in a state of good maintenance and repair, are adequate and suitable for the purposes to which they are presently being used and, with respect to each, Seller and Shareholders have adequate rights of ingress and egress for the operation of the Business in the ordinary course. None of such buildings, structures or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any federal, state or local law, ordinance, rule or regulation or encroaches on any property owned by others. No condemnation procedure is pending or, to the best knowledge, information and belief of Seller and Shareholders, threatened, which would preclude or impair the use of such property by Seller or Purchaser for the purposes for which it is currently used by the Business.

            6.11. Leases. Schedule 6.11 attached hereto contains an accurate and complete list and description of the terms of all leases to which Seller is a party (as lessee or lessor) which relate to the Business. Each lease set forth in
Schedule 6.11 (or required to be set forth in Schedule 6.11) is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder, and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor, and there exists no event of default or event, occurrence, condition or act (including the sale or transfer of the Purchased Assets hereunder) which, with the giving of notice, lapse of time or the happening of any further event or condition, would become a default under such lease. Seller has not violated any of the terms and conditions under any such lease in any material respect, and, to the best knowledge, information and belief of Seller, all the covenants to be performed by any other party under any such lease have been fully performed.

            6.12. Material Contracts. Except as set forth in Schedule 6.12 attached hereto, Seller and Parent are not bound by (a) any agreement, contract or commitment relating to the employment of any person by Seller relating to the Business; (b) any management service, consulting or any other similar type of contract relating to the Business; (c) any agreement, contract or commitment limiting the freedom of Seller to engage in any line of business or to compete with any person; (d) any agreement, contract or commitment not entered into in the ordinary course of business which involves $5,000.00 or more and is not cancelable without penalty within thirty (30) days; or (e) any agreement, contract or commitment which might reasonably be expected to have a potential adverse impact on the Business or operations of the Business. Each contract or agreement set forth in Schedule 6.12 (or required to be set forth in Schedule 6.12) is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act (including the sale or transfer of the Purchased Assets hereunder) which, with the giving of notice, lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. Seller has not violated any of the terms or conditions of any contract or agreement set forth in Schedule
6.12 (or required to be set forth in Schedule 6.12) in any material respect and, to the best knowledge, information and belief of Seller, all of the covenants to be performed by any other party thereto have been fully performed.

            6.13. Restrictive Documents. Other than as may be required by the Interstate Commerce Act or equivalent state laws, Seller and Parent are not subject to, or a party to, any charter, bylaw, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment, or decree, or any other restriction of any kind or character, which materially and adversely affects the business practices, operations or condition of the Business or any of Seller's, Parent's or Shareholders' assets or properties used in the Business, or which would prevent consummation of the transactions contemplated by this Agreement, compliance by Seller, Parent or Shareholders with the terms, conditions and provisions hereof, or the continued operation of the Business after the Commencement Date on substantially the same basis as heretofore operated, or which would restrict the ability of the Business to acquire any property or conduct business in any area.

            6.14. Intellectual Properties. The operation of the Business requires no rights under Intellectual Property (defined below) other than rights under Intellectual Property listed on Schedule 6.14 attached hereto and rights granted to Seller pursuant to agreements listed on Schedule 6.14. Seller owns all right, title and interest in the Intellectual
Property listed on Schedule 6.14.  Except as set forth on
Schedule 6.14, no claim adverse to the interest of Seller and Intellectual Property or agreements listed in Schedule 6.14 has been made in litigation. To the best knowledge, information and belief of Seller, no such claim has been threatened or asserted, no basis exists for any such claim, and no person has infringed or otherwise violated Seller's right in any of the Intellectual Property or agreements listed on Schedule 6.14. Except as set forth on Schedule 6.14, no litigation is pending wherein Seller is accused of infringing or otherwise violating intellectual property rights of another, or breaching a contract conveying rights under Intellectual Property. To the best knowledge, information and belief of Seller, no such claim has been asserted or threatened, nor are there any facts that would give rise to such claim. For purposes of this section 6.14, "Intellectual Property" means domestic and foreign patents, patent applications, registered and unregistered trademarks and service marks, registered and unregistered copyrights, computer programs, databases, trade secrets and proprietary information.

            6.15.       Compliance with Laws.  Seller and the
Business are in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees.

            6.16. Restrictive Documents. Seller and Shareholders are not subject to any charter, bylaws, mortgage, lien, lease agreement, instrument, order of law, rule regulation, judgment or decree, or any other restriction of any kind or character, which would prevent consummation of the transactions contemplated by this Agreement.

            6.17.       Subsidiaries.      Seller is a wholly-owned
subsidiary of Parent.  Shareholders own one-hundred percent
(100% of the issued and outstanding stock of Parent. Except as set forth above, Seller has no subsidiaries and no entities affiliated through common ownership or otherwise that conduct any business related to the Business.

            6.18. Inventory. Seller's inventories were acquired and have been maintained in accordance with the regular business practice of Seller and consists of items of a quality usable in the ordinary course of Seller's business.

            6.19.       Employment Relations.

                  6.19.1. Seller has in place on the date of this Agreement ______ drivers. Except as contemplated by this Agreement, there are no plans or policies which would give rise to any severance, termination, change-in-control, or other similar payment to Seller's employees as a result of the consummation of this Agreement;

                 Seller has taken no action in respect
      of its employees that would require notice (or if any action requiring notice has occurred, notice has been given) or create liability under the Worker Adjustment and Retraining Notification Act, or any state counterpart;

                  6.19.3.     Seller is in substantial compliance
      with all federal, state or other applicable laws,domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice;

                  6.19.4.     No unfair labor practice complaint
      against Seller is pending before the National Labor
      Relations Board;

                  6.19.5.     There is no labor strike, disputes,
      slow down or stoppage actually pending or threatened against or involving Seller;

                  6.19.6.     No representation question exists
      respecting the employees of Seller;

                  6.19.7.     No grievance which might have an
      adverse effect upon Seller for the conduct of the Business exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted;

                  6.19.8.     Seller is not a party to any
      collective bargaining agreement and no collective bargaining agreement is currently being negotiated by Seller; and

                  6.19.9.     Seller has not experienced any
      material labor difficulty during the last three (3) years. There has not been, and to the best knowledge, information and belief of Seller there will not be, any material adverse change in relations with employees of Seller as a result of any announcement of the terms of this Agreement.

            6.20.       Employee Benefit Plans.  Set forth in
Schedule 6.20 attached hereto is an accurate and complete list of all employee benefit plans ("Employee Benefit Plans"), within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"), whether or not any such Employee Benefit Plans are otherwise exempt from the provisions of ERISA, established, maintained or contributed to by Seller, Parent or any of their affiliates. All Employee Benefit Plans are in substantial compliance with ERISA. Neither the Seller, Parent nor any of their affiliates has incurred any liability to the Pension Benefit Guaranty Corporation in connection with any Employee Benefit Plan covering any employees of Seller. Neither Seller, Parent nor any of their affiliates maintain any group health plan that has not been administered and operated in all respects in compliance with the applicable requirements of ERISA and the Internal Revenue Code.

            6.21.       Environmental Laws and Regulations.
Seller, Parent and Shareholders have previously made available to Purchaser information relating to the following items:

            (a) the nature and quantities of any Hazardous Materials (defined below) generated, transported or disposed of by Seller, Parent or Shareholders during the past three years, together with a description and the location of each such activity; and

            (b) a summary of the nature and quantities of any Hazardous Materials that have been disposed of or found at the Shareholder Real Estate or any site or facility owned or operated presently or any previous time by Seller. Seller, Parent and Shareholders are in compliance in all material respects with all applicable federal, state and local laws and regulations relating to product registration, pollution control and environmental contamination including, but not limited to, all laws and regulations governing the generation, use, collection, discharge or disposal of Hazardous Materials and all laws and regulations with regard to record keeping, notification and reporting requirements respecting Hazardous Materials. Seller, Parent or Shareholders have not been alleged to be in violation of, or have been subject to any administrative or judicial proceeding pursuant to such laws or regulations, either now or any time during the past three years. There are no facts or circumstances which Seller, Parent or Shareholders reasonably expect could form the basis for the assertion of any Claim (as defined below) against Seller, Parent or Shareholders relating to environmental matters including, but not limited to, any Claim arising from past or present environmental practices asserted under CERCLA (defined below) and RCRA (defined below) or any other federal, state or local environmental statute, which Seller, Parent or Shareholders believe might have a material adverse effect on the business, results of operations, financial condition or prospects of Seller, Parent or Shareholder.

      For purposes of this Section 6.21, the following terms shall have the following meanings:

            (a) "Hazardous Materials" shall mean materials defined as "hazardous substances", "hazardous waste", or "solid waste" in (i) the Comprehensive Environmental Response,
Compensation and Liability Act of 1980, 42 U.S.C. Section 9601-9657, and any amendments thereto ("CERCLA"), (ii) the Resource
Conservation and Recovery Act, 42 U.S.C. Section 6901-6987, and any amendments thereto ("RCRA"), and (iii) any similar federal, state or local environmental statute; and

            (b) "Claim" shall mean any and all claims, demands, causes of action, suits, proceedings, administrative proceedings, losses, judgments, decrees, debts, damages, liabilities, court costs, attorneys fees and any other expenses incurred, assessed or sustained by or against Seller.

            6.22. Interest in Customers, Suppliers. Neither Seller, Parent, Shareholders nor any officer, director or shareholder of Seller or Parent possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any corporation, firm, association or business organization which is a client, supplier, customer, lessor, lessee or competitor or potential competitor of Seller, the Business or Purchaser. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934 not in excess of one percent (1%) of any class of such security shall not be deemed to be a financial interest for purposes of this Section 6.22.

            6.23.       Insurance.        Set forth in Schedule 6.23
is a complete list of insurance policies which Seller, Parent and Shareholders maintain with respect to the Purchased
Assets, Seller's Business, properties, or employees and the Shareholder Real Estate. Such policies are in full force and effect. Such policies, regarding their amounts and types of coverage, are adequate to insure fully against risks to which Seller, Parent and Shareholders are normally exposed in the operation of the Business. Since May 1, 1994, there has not been any materially adverse change in the Seller's, Parent's or Shareholders' relationship with their insurers or in the premiums payable pursuant to such policies.

            6.24. Operating Rights. Seller has proper Interstate Commerce Commission and intrastate authority to operate the Business as it is presently being conducted and operated, and copies of such intrastate authorities are attached hereto as Exhibit H. There is no action pending with any regulatory body concerning Seller's operating authorities.

            6.25. Broker's or Finder's Fee. No agent, broker, person or firm acting on behalf of Seller, Parent or Shareholders is or will be entitled to any commission or broker's or finder's fee from any of the parties hereto, nor from any person controlling, controlled by, or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

      7.    REPRESENTATIONS AND WARRANTIES OF PURCHASER.
Purchaser represents and warrants to Seller, Parent and Shareholders as follows:

            7.1. Existence and Good Standing of Purchaser; Power and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Purchaser has the power to own its properties and to carry on its business as now being conducted.
Purchaser is duly qualified to do business and is in good standing in all jurisdictions in which the character or the location owned or leased by Purchaser or the nature of the business conducted by Purchaser makes such qualifications necessary.

            7.2. Corporate Authority and Approvals. Purchaser has the corporate power and authority to make, execute, deliver and perform this Agreement and this Agreement has been duly authorized and approved by all required corporate action of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation enforceable against Purchaser in accordance with its terms.

            7.3. Restrictive Documents. Other than as may be required by the Interstate Commerce Act or equivalent state laws, Purchaser is not subject to any charter, bylaws, mortgage, lien, lease agreement, instrument, order, law, rule regulation, judgment or decree, or any other restriction of any kind or character, which would prevent consummation of the transactions contemplated by this Agreement.

            7.4. Information. None of the representations contained in this Section 7 contain, nor will they contain, any statement which is false or misleading with respect to any material fact, or omits, nor will it omit, to state a material fact necessary in order to make the statements therein not false or misleading.

            7.5.  Litigation.  There is no action, suit,
proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the best knowledge, information and belief of Purchaser, any investigation by) any governmental or other instrumentality or agency, pending or, to the best knowledge, information and belief of Purchaser, threatened, which could materially and adversely affect the right or ability of Purchaser to consummate the transactions which are the subject of this Agreement.

            7.6. Broker's or Finder's Fee. No agent, broker, person or firm acting on behalf of Purchaser is, or will be, entitled to any commission or broker's or finder's fee from any of the parties hereto, or from any person controlling or controlled by, or under common control with, any of the parties hereto, in connection with any of the transactions contemplated herein.

      8.    USE OF TRANSFERRED ASSETS BY PURCHASER PENDING
CLOSING.

            8.1. Management Period. On and from May 1, 1995, until the earliest of the Closing or the earlier termination of this Agreement in accordance with its terms (the "Management Period"), Seller shall delegate to the Purchaser the irrevocable and exclusive right to Manage (defined below) the Business and the Purchased Assets. Any subsequent agreements entered into by Purchaser on behalf of Seller necessary to operate the Purchased Assets and the Business shall not restrict or obligate, in any way, Seller subsequent to the Management Period.

            8.2. Manage. The term "Manage" shall mean the right and responsibility of Purchaser to:

                  8.2.1.      hold, operate, and manage in all
      respects the Purchased Assets;

                  8.2.2.      repair and maintain the Equipment
      (and inventory to the extent not used) in the same condition in which they were received, normal wear and tear excepted;

                  8.2.3.      receive and retain all revenues,
      income, earnings and profits generated by the operation of the Purchased Assets or by the operation of other rolling stock by the drivers;

                  8.2.4.      receive all benefits and discharge
      all obligations (including principal, interest and other amounts) due on or with respect to the Assumed
      Liabilities;

                  8.2.5. manage, oversee, employ and terminate all employees currently or during the Management Period employed by Seller and make such changes in duty assignments as Purchaser shall reasonably deem desirable;

                  8.2.6.      pay to all drivers and other
      employees of Seller utilized by Purchaser all amounts due and arising from services during the Management Period, whether in the form of wages, per diem, advances, or otherwise, and withhold taxes and make proper deposits;

                  8.2.7.      pay all trade payables and other
      liabilities arising during the Management Period;

                  8.2.8. bear all risk of loss with respect to the Purchased Assets, with any insurance proceeds received by Purchaser as a result of loss or damage to any of the Purchased Assets being promptly delivered to Seller to hold as a deposit pending Closing with Seller refunding any such insurance proceeds to Purchaser upon Closing or retaining such deposit in the event the Closing does not occur;

                  8.2.9. maintain, at Purchaser's expense, either (A) Seller's insurance coverage on the Purchased Assets in the amounts presently carried by Seller, and Seller and Purchaser shall jointly arrange for Purchaser to be named as an additional insured on all such insurance policies, or (B) obtain comparable coverages under Purchaser's insurance policies and arrange for Seller to be named as an additional insured and in either case all such policies shall contain a waiver of subrogation of any Claims that may be brought against Seller; and

                  8.2.10.  take all other action necessary in
      Purchaser's reasonable discretion to manage and operate the Purchased Assets during the Management Period.

            8.3.  No Liens, Dispositions.       Except as provided in
Schedule 8.3, Purchaser shall not sell, assign, or otherwise dispose of, or permit the imposition of any Lien on the Purchased Assets during the Management Period. Purchaser shall not acquire any capital assets on behalf of Seller during the Management Period. Purchaser may acquire parts, tires, fuel, and other Inventory and non-capital assets of a character required for operation of the Business in the ordinary course, consistent with Seller's prior practices.

            8.4.  Consideration.    In consideration of the rights
granted in Section 8 and the earnings and profits, if any, generated by the Purchased Assets and drivers, Purchaser shall pay to Seller $100 per month on the last day of each month during the Management Period or at Purchaser's election, at the Closing. In addition, if the transactions contemplated by this Agreement are not consummated, Purchaser shall reimburse Seller of any after-tax operating loss during the Management Period. Purchaser shall be entitled to withdraw and retain cash or other liquid assets equivalent to all profits generated by the Purchased Assets and Business during the Management Period as its fee, regardless of whether the transactions contemplated by this Agreement are consummated, and shall leave in Seller, if the Closing does not occur, cash or other current assets equivalent to any accounts payable accrued or due and owing upon termination of the Management Period.

            8.5.  Irrevocability.         Seller shall have no right
to make commitments or take any action on behalf of Seller that would affect the operation of the Purchased Assets or Business during the Management Period. The rights granted
Purchaser during the Management Period are irrevocable and exclusive, and the parties acknowledge that Purchaser would not have entered into this Agreement absent such irrevocable rights.

            8.6.  Liabilities.      Except as otherwise provided in
this Agreement, any liability that arises from facts or events that span all or part of the Management Period and a period when Seller operated Seller shall be prorated based upon the relative responsibility of Purchaser and Seller for the liability. As an example, in case of a fuel tax audit that results in liability for a period including the Management
Period, Purchaser shall be liable for an amount equal to the ratio of the amount of fuel used in the Management Period bears to the total amount of fuel used in the audit period, and Seller shall be liable for the balance. Purchaser shall indemnify, defend and hold harmless Seller against liabilities for which Purchaser is responsible under this paragraph and Seller shall indemnify, defend and hold harmless Purchaser against liabilities for which Seller is responsible under this paragraph.

            8.7. Termination of Management Period. In the event that this Agreement is terminated, the Management Period shall terminate and Purchaser shall return, as of the date of termination of this Agreement (the "Termination Date"), the operation of the Purchased Assets to the control of Seller.

      9.    COVENANTS OF SELLER, PARENT AND SHAREHOLDERS.
Seller, Parent and Shareholders, jointly and severally, covenant and agree that from the Effective Date to the Closing
Date:

            9.1. Cooperation. Seller, Parent and Shareholders shall use their best efforts to cause the sale contemplated by this Agreement to be consummated and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties which may be necessary or reasonably required in order for Seller, Parent and Shareholders to effect the transactions contemplated hereby.

            9.2. Ordinary Course of Business. Seller, Parent and Shareholders will use their best efforts to preserve the Business intact and to keep available the services of employees and representatives and to preserve the goodwill of Seller's employees, customers, suppliers and others having business relations with it. Seller and Parent shall conduct its operations only according to their ordinary and usual course of business.

            9.3. Environmental. Purchaser, or its engineers, contractors and agents, at all reasonable times prior to the Closing, shall have the right and privilege of going upon the Real Property to inspect, examine or take those steps deemed necessary by Purchaser to determine the physical characteristics of the Real Property and to plan for the development and use of the Real Property, including the right to make soil bearing tests, borings, percolation tests, engineering and environmental studies and tests, and such other tests, studies and analyses as are necessary in the sole discretion of Purchaser to obtain information to determine the surface, subsurface and topographic conditions and characteristics of the Real Property.

            9.4.  Dispositions and Encumbrances on Purchased
Assets. Seller, Parent and Shareholders will not, directly or indirectly, dispose of any of the Purchased Assets or encumber any of the Purchased Assets.

            9.5. Exclusive Dealing. During the period from the Effective Date to the Closing date, Seller, Parent and Shareholders shall refrain from taking any action to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to any person or entity, other than Purchaser, concerning any merger, sale of substantially all the assets, sale of the issued and outstanding stock of Seller or Parent or similar transaction involving Seller or Parent.

            9.6. Review of Seller. Purchaser may, prior to the Closing date, through their representatives, review the properties, books and records of Seller and Parent and their financial and legal condition as Purchaser deems necessary or advisable to familiarize itself with such properties and other matters; such review shall not, however, affect the representations and warranties made by Seller, Parent and Shareholders hereunder or the remedies of Purchaser for breaches of those representations and warranties. Seller and Parent shall permit Purchaser and its representatives to have, after the effective date, full access to the premises and to all the books and records of Seller and Parent and to cause the officers of Seller and Parent to furnish Purchaser with such financial and operating data and other information with respect to the business and properties of Seller and Parent as Purchaser shall from time to time reasonably request.

      10. COVENANTS OF PURCHASER. Purchaser covenants and agrees that from the Effective Date to the Closing Date:

            10.1. Cooperation. Prior to the Closing, Purchaser shall use its best efforts to cause the sale contemplated by this Agreement to be consummated and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties which may be necessary or reasonably required in order for Seller, Parent and Shareholders to effect the transactions contemplated hereby.

            10.2. Operating Authorities; Temporary Lease. As soon as practicable after the date hereof, Purchaser may petition the ICC to approve or exempt temporary common management and control (and, in its discretion any other governmental agency or authority having jurisdiction, to approve or exempt the permanent transfer of intrastate operating authorities of Seller to Purchaser and to approve or exempt temporary transfer of all intrastate operating authorities pending final determination of the permanent transfer application and of all intrastate operating authorities pending Closing). Seller, Parent and Shareholders shall use their best efforts to assist Purchaser in obtaining any such exemptions or approvals.

      11.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER,
PARENT AND SHAREHOLDERS.   All obligations of Seller, Parent
and Shareholders under this Agreement are subject to the fulfillment, at the option of Seller, Parent and Shareholders at or prior to the Closing Date, of each of the following conditions:

            11.1. Representations and Warranties True. The representations and warranties of Purchaser herein contained shall be true on and as of the Closing Date with the same force and effect as though made on and as of said date.

            11.2. Performance of Purchaser. Purchaser shall have performed all of its obligations and agreements and complied with all of its covenants contained in this Agreement to be performed and complied with by the Purchaser prior to the Closing Date.

      12.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
PURCHASER. All obligations of Purchaser under this Agreement are subject to the fulfillment, at the option of the Purchaser, at or prior to the Closing Date, of each of the following conditions:

            12.1. Representations and Warranties True. The representations and warranties of Seller, Parent and Shareholders herein contained shall be true on and as of the Closing Date with the same force and effect as though made on and as of said date.

            12.2. Performance of Seller. Seller, Parent and Shareholders shall have performed all of its obligations and agreements and complied with all of its covenants contained in this Agreement to be performed and complied with by it prior to the Closing Date.

            12.3. Environmental. Purchaser must be able to determine to its satisfaction that the Real Property does not contain and is not contaminated with any Hazardous Substance, or asbestos in amounts or to an extent which is unacceptable to Purchaser in Purchaser's reasonable discretion; and that the Real Property is not subject to any federal, state or local "Superfund" lien, thereof, for the clean-up, or removal of any such Hazardous Substance from the Real Property. In the event that the results of Purchaser's tests, inspections or examinations as set forth above reveal that the Real
Property is contaminated with any Hazardous Substance, or asbestos, in amounts or to an extent which is unacceptable to Purchaser in Purchaser's reasonable discretion; or that the Real Property is subject to any federal, state or local "Superfund" lien, thereof, for the clean-up, or removal of any such Hazardous Substance from the Real Property, then
Purchaser shall not be obligated to purchase the Purchased
Assets unless Seller, Parent and Shareholders elect and proceed to remedy the situation to Purchaser's satisfaction.
If Seller, Parent and Shareholders do not so elect, this Agreement shall be deemed null, void and of no further force and effect, and Purchaser and Seller, Parent and Shareholders shall have no further rights, obligations or liabilities, one to the other, under this Agreement.

            12.4. Survey. Seller shall furnish to Purchaser a current and accurate as built survey of the Real Property prepared and certified by a reputable land surveyor registered under the laws of the State of Louisiana showing: (a) all existing improvements, fences and walls on or affecting the Real Property and their respective dimensions; (b) the total amount of acreage contained in the Real Property; (c) the boundaries and legal description of the Real Property; and (d) all streets providing access to the Real Property (showing dimensions of street). If such survey discloses matters on or applicable to the Real Property which in Purchaser's reasonable business judgment will interfere with the development and use of the Real Property by Purchaser as contemplated by Purchaser, (b) any visible or known encroachment or projection on the Real Property by structures, facilities, or improvements on adjoining property, or (c) any visible or known encroachment or projection on adjoining property by structures, facilities, or improvements located on the Real Property, then within ten (10) days of receipt of survey, at the exclusive election of Purchaser, exercisable in Purchaser's absolute discretion, Purchaser either (i) may complete the purchase of the Real Property in its existing condition subject to such interferences and encroachments or
(ii) may declare this Agreement null and void and of no further force and effect, and, except as set forth below, Purchaser and Seller shall have no further rights, obligations or liabilities, one to the other, under this Agreement.

            12.5. Title. As soon as practical, Shareholders shall deliver to Purchaser a title opinion sufficient to enable Purchaser to obtain an owner's title insurance policy at standard rates from a title insurance company qualified to and doing business in the State of Louisiana, acceptable to Purchaser ("Title Opinion") for the Real Property. Seller shall bear the cost of the title search and preparation of the Title Opinion. Any title insurance premium shall be paid by Purchaser. Said Title Opinion shall show that Shareholders have good and merchantable title in fee simple to the Real Property free and clear of all liens, assessments, charges, claims, actions and encumbrances, easements, rights-of-way, restrictions and title exceptions of any kind whatsoever, except Permitted Liens. Promptly upon receipt of such Title Opinion, Purchaser shall notify Shareholders of any defects or objections to Shareholders' title not expressly consented to by Purchaser in writing and Shareholders shall have until the Closing Date to cure any such defects or objections, at Shareholders' sole expense. If Shareholders do not cure such objections or defects by the Closing Date, Purchaser, at its sole discretion: (i) may complete the purchase of the Purchased Assets and accept such title thereto as Shareholders are able to convey without reduction of the Purchase Price
(unless such title defects are encumbrances or liens for an ascertainable amount not in excess of the remaining purchase price due, in which case that amount may be deducted from the Purchase Price) or (ii) may grant Shareholders, in writing, one or more extensions of the time within which Shareholders must remedy such title defects. If Shareholders fail to remedy any title defects by Closing Date or the expiration date of any extension granted by Purchaser, then Purchaser may declare this Agreement null and void and of no further force and effect, and Purchaser, Seller, Parent and Shareholders shall have no further rights, obligations or liabilities, one to the other, under this Agreement. A policy of title insurance without exceptions in the amount of the purchase price allocated to the Real Property by a title insurance company qualified to do business in the State of Louisiana acceptable to Purchaser would, however, satisfy any objection to such title.

      13. WORKER'S COMPENSATION MATTERS. In addition to the Assumed Liabilities, Purchaser agrees to assume certain responsibilities relating to Seller's worker's compensation claims as set forth herein. Seller has insured the first $100,000.00 of worker's compensation liability and expense relating to each claim and maintains excess coverage applicable to such claims which becomes operative at a higher level, over $100,000.00. Commencing on the Effective Date, Purchaser agrees to bear one-half (1/2) of any uninsured expense or liability relating to Seller's worker's compensation claims up to a maximum total collective exposure on all claims in the amount of $50,000.00 after Closing. Further, Purchaser agrees to administer all of Seller's ongoing worker's compensation claims from the Effective Date forward.

      14.   NON-COMPETITION COVENANTS.

            14.1. Recitals. In order to protect the investment of Purchaser in the Business and the goodwill associated therewith Seller, Parent and Shareholders have agreed to certain restrictions on their ability to compete with the Business, confidentiality provisions and other terms which are reasonable and necessary to protect the Business. Purchaser would not have acquired the Business from Seller but for Seller's, Parent's and Shareholders' covenants set forth below and their full compliance with the terms and conditions hereof.

            14.2. Protective Covenants. In consideration for the payment of the Purchase Price and other considerations reflected in this Agreement, Seller, Parent and each of the Shareholders, jointly and severally, covenant and agree as follows:

                  14.2.1. For a period of three (3) years from the Effective Date, Seller, Parent and each of the Shareholders shall not engage in any business or perform any service, directly or indirectly, in competition with the Business of the Purchaser or have any interest, whether as a proprietor, partner, employee, stockholder, principal, agent, consultant, director, officer or in any other capacity or manner whatsoever, in any enterprise that shall be so engaged, in the following geographic area: the continental United States without limiting the scope of the above, (to the extent received by Louisiana law the above geographic area includes all parishes in the Sate of Louisiana). For purposes of this Agreement, the Business of Purchaser shall be deemed to be common carrier transportation services, contract carrier transportation services, rail services, international transportation services, transportation brokerage services and owner-operated transportation services. Notwithstanding the foregoing provisions, nothing contained in this Section 14 shall prohibit Seller or Shareholders, on a collective basis, from acquiring or owning not more than five percent (5%) of the securities of any entity whose securities are traded on a national securities market.

                  14.2.2.  Seller, Parent and the Shareholders
shall not use or disclose to any persons, except the Purchaser and its duly authorized officers or employees entitled thereto (including the officers or employees of the Purchaser's affiliates), customer lists or other confidential information acquired by Seller, Parent and Shareholders in the course of their ownership and affiliation with the Business.

                  14.2.3.  If Seller, Parent or either
Shareholder violates this Agreement and the Purchaser brings legal action for injunctive or other relief, the Purchaser shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of the restrictive covenant. Accordingly, the restrictive covenant shall be deemed to have the duration specified in subparagraph
14.2.1 hereof, computed from the date the relief is granted but reduced by the time between the period when the restriction began to run and the date of the first violation of the covenant.

                  14.2.4. If any court shall determine that the duration or geographical limit of any restriction contained in this section is unenforceable, it is the intention of the parties that the restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable, such amendment to apply only with respect to the operation of this section in the jurisdiction of the court that has made the adjudication.

                  14.2.5. As the former owner and shareholders of the Business and Parent, Seller, Parent and Shareholders have had access to customer lists, records, files, and other confidential information of the Business acquired by Purchaser and has established relationships with valuable customers and suppliers of the Business. Seller, Parent and Shareholders acknowledge that the restrictions contained in Section 14 of this Agreement are reasonable in scope and duration and are necessary to protect the legitimate interests of the Purchaser, that any violation of these restrictions would cause substantial injury to the Purchaser, and that the Purchaser would not have purchased the Purchased Assets of the Business without receiving the additional consideration offered by Seller, Parent and Shareholders in binding themselves to these restrictions. In the event of any violation of these restrictions, the Purchaser shall be entitled to its reasonable attorneys' fees and expenses and preliminary and permanent injunctive relief, in addition to any other remedy.

            14.3.       Exception.  Notwithstanding the above
covenants, Shareholders shall have the right to own and operate two (2) tractors.

      15. SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES. The respective representations and warranties set forth in or incorporated by reference into this Agreement shall survive the Closing and thereafter be fully effective and enforceable. The respective representations and warranties set forth in this Agreement shall not be affected by any investigation, verification or approval by any party hereto or by anyone on behalf of such party. The respective covenants and agreements set forth in this Agreement, except those covenants and agreements that are required by this Agreement to be fully kept, performed and discharged on or before the Closing, shall survive the Closing and thereafter be fully effective and enforceable.

      16.   INDEMNIFICATION.

            16.1. Indemnification by Seller, Parent and Shareholders. Seller, Parent and Shareholders, jointly and severally, will protect, defend, indemnify and hold harmless Purchaser with respect to any losses, claims, damages, liabilities or related expenses (including, but not limited to, reasonable attorney's fees and expenses) to which Purchaser may become subject as a result of: (i) the breach of any of the representations, warranties, covenants or agreements made by Seller, Parent or Shareholders in and under this Agreement; (ii) non-compliance by Purchaser and Seller with any bulk sales act law which may apply to the transactions contemplated by this Agreement; and (iii) any third party claim or claims made or threatened against Purchaser to the extent such claim or claims are based upon any occurrence prior to the Closing with respect to any of the Purchased Assets unless such claim or claims are based on: (a) the operation and use of the Purchased Assets by Purchaser during the Management Period; or (b) workers compensation claims to the extent liability has been assumed by Purchaser under Section 13 of this Agreement.

            16.2. Indemnification by Purchaser. Purchaser will protect, defend, indemnify and hold harmless Seller, Parent and Shareholders with respect to any losses, claims, damages, liabilities or related expenses (including, but not limited to, reasonable attorney's fees and expenses) to which Seller, Parent or Shareholders, or their officers or employees, may become subject as a result of: (i) the breach of any of the representations, warranties, covenants or agreements made by Purchaser in and under this Agreement, (ii) any third party claim or claims made or threatened against Seller, Parent or Shareholders arising out of any loss, injury or damage due to an act or omission of Purchaser or, as to worker's compensation and tort liability claims, an event which happened or arose, during the Management Period and subsequent to the Closing with respect to any of the Purchased Assets, and (iii) any claim for damages to personal property arising from Purchaser's entry upon Seller's place of business prior to Closing.

            16.3. Indemnification Procedure. The party or parties seeking indemnification under this section (the "Indemnitee") shall notify the party or parties against whom such indemnification is being sought (the "Indemnitor") of any such breach or claim, with reasonable promptness, but not later than fifteen (15) calendar days after receipt of notice of such claim, and solely in the case of third party claims, the Indemnitor or its legal representative shall have, at its election, the right to settle or defend any such matter involving any such asserted liability through counsel of Indemnitor's choosing and at its expense. Such notice and opportunity to settle or defend, if applicable, shall be a condition precedent to any liability of Indemnitor for third party claims under this section. In the event that the Indemnitor undertakes to settle or defend any third party claims under this section, it shall notify the Indemnitee in writing promptly of its intention to do so, and Indemnitee shall fully cooperate with Indemnitor and its counsel in the settlement or defense thereof. In the Indemnitor elects to settle such third party claim, and the Indemnitee shall reject the terms of such settlement, the Indemnitee shall be responsible for defending such claim, including, without limitation, selecting legal counsel and negotiating terms of settlement. The Indemnitee shall be responsible for the payment of all fees of legal counsel so selected by it. In such event, the Indemnitor shall be responsible hereunder for the loss, liability or judgment incurred in such third party claim only to the extent of the amount of settlement theretofore approved by the Indemnitor and rejected by the Indemnitee.

            16.4. Effect of Escrow. The establishment of the Escrow Deposit shall not be deemed a limitation of liability or a restriction on any party's rights and remedies under this Agreement or at law or in equity.

      17. EXPENSES. Seller, Parent Shareholders and Purchaser shall each pay their own expenses including, without limitation, fees and expenses of agents, representatives, counsel, accountants and other experts, incidental to the preparation and consummation of this Agreement. Seller shall bear the costs associated with furnishing the survey and title opinion. Seller and Purchaser shall each bear one-half (1/2) of the expense relating to the environmental site assessment.

      18.   DESTRUCTION OR CONDEMNATION OF PROPERTY.

            18.1. Damage or Destruction. In the event any of the tangible Purchased Assets are destroyed by fire, flood or other casualty prior to the Closing, Purchaser shall have the option to: (i) cancel this Agreement, or (ii) proceed with the Closing, and accept the Purchased Assets subject to the damage. In such latter event, Seller, Parent and Shareholders shall assign to Purchaser all of its rights to insurance proceeds payable due to such destruction, subject to any prior rights of any mortgagee or lienholder. In such case, the Purchase Price shall be adjusted to reflect any deficiency in insurance proceeds.

            18.2. Condemnation. In the event any portion of the Purchased Assets has been condemned or sold in lieu of condemnation or is the subject of a condemnation proceeding, Purchaser shall have the option to: (i) cancel this Agreement
(ii) purchase the Purchased Assets (or any remaining portion thereof), and receive from Seller, Parent and Shareholders an assignment of all payments and/or awards arising from such condemnation. In such case, the Purchase Price shall be adjusted to reflect any deficiency in condemnation proceeds.

      19.   TERMINATION.

            19.1.  By Mutual Consent or Other Action.
      Notwithstanding anything contained in this
      Agreement to the contrary, this Agreement may be terminated (i) by mutual consent of all parties hereto, (ii) by either party if the Closing shall not have occurred by August 1, 1995.

            19.2.  By Seller.  Seller, Parent and
      Shareholders may terminate this Agreement if any of the conditions to Closing contained in Section 11 shall not have been satisfied or waived prior to the Closing.

            19.3.  By Purchaser.  Purchaser may terminate
      this Agreement if any of the conditions to Closing contained in Section 12 shall not have been satisfied or waived prior to the Closing.

            19.4.  Effect.  In the event of a termination
      of this Agreement as provided above, this Agreement shall thereupon become void and there shall be no liability on the part of any party hereto, provided, however, nothing in this Section 19 shall relieve any party from liability for any breach of this Agreement.

      20. MISCELLANEOUS. The following shall also apply to this Agreement:

            20.1. Notice. Any notice, permission, approval, demand, or request affecting any obligations or terms must be in writing and shall be deemed to be given on the date: (i) delivered by hand, or (ii) two (2) business days after being mailed by certified mail.

            20.2. Addresses. All mailings shall be to the address of the party shown or to any subsequent address in the United States of America requested:

            SELLER:

            Vernon Sawyer, Inc.
            P.O. Drawer B
            Bastrop, LA 71220

            Attn:  Vernon G. Sawyer

            PARENT:

            Vernon Sawyer Transportation, Inc.
            P.O. Drawer B
            Bastrop, LA 71220

            Attn:  Vernon G. Sawyer

            SHAREHOLDERS:

            Vernon G. Sawyer and Nancy Sawyer
            P.O. Drawer B
            Bastrop, LA 71220

            With a copy of any Notice to Seller, Parent or Shareholders to:

            Stephen J. Katz
            Rankin, Yeldell, Herring & Katz
            411 South Washington
            Bastrop, LA 71220

            PURCHASER:

            KLLM, Inc.
            P.O. Box 6098
            Jackson, MS 39288

            Attn:  J. Kirby Lane


            With a copy of any Notice to Purchaser to:

            James H. Neeld, IV, Esq.
            Young, Williams, Henderson & Fuselier, P.A.
            Post Office Box 23059
            Jackson, Mississippi 39225-3059

            20.3. Gender. The singular and plural and any gender shall include the other.

            20.4.       No Waiver.  No waiver of any condition,
obligation, or term shall constitute a waiver of any other, or a waiver of a subsequent right to demand strict compliance with all conditions, obligations, and terms.

            20.5.       Specific Performance.  Purchaser may
enforce this Agreement
by specific performance.

            20.6. Cumulative Rights. The rights and remedies herein reserved by or granted to the parties are distinct, separate and cumulative, and the exercise of any one of them shall not be deemed to preclude, waive or prejudice the parties' right to exercise any or all others. Whether or not specifically enumerated in this Agreement, the parties reserve all rights and remedies at law and in equity, and nothing contained in this Agreement shall be construed as a limitation of any rights or remedies.

            20.7.       Entire Agreement.  This Agreement,
including the documents and instruments referred to herein:

                  20.7.1.  constitutes the entire agreement and
supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement;

                  20.7.2.  is not intended to confer upon any
other person any rights or remedies;
                  20.7.3.  may be executed in two or more
counterparts which together shall constitute a single agreement;

                  20.7.4.  shall inure to the benefit of, be
binding upon and enforceable against the heirs, legal representatives, successors, transferees, and assigns of the parties hereto; and

                  20.7.5.  may be amended or terminated only by
mutual agreement of the parties hereto in writing.

            20.8.       Headings.  The headings and table of
contents contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

            20.9. Interpretation; No Presumption. All parties acknowledge that this Agreement has been reviewed and negotiated by all parties and their attorneys and other representatives and, therefore, no presumption shall arise favoring any party by virtue of the authorship of any of its provisions.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

                              SELLER:

                              Vernon Sawyer, Inc., a Louisiana
                              corporation

                              By:S/Vernon G. Sawyer
                              Its:  President

                              SHAREHOLDERS:

                              S/ Vernon G.Sawyer
                              Vernon G. Sawyer, Individually

                              S/ Nancy Ann Marus Sawyer
                              Nancy Ann Marus Sawyer, Individually

                              PARENT:

                              Vernon Sawyer Transportation, Inc.,
                              a Louisiana Corporation

                              By:S/ Vernon G.Sawyer
                                    Its:  president


                              PURCHASER:

                              KLLM, Inc., a Texas
                              corporation

                              BY:S/ Steve Bevilaqua
                                    President

                  FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT


      This First Amendment to Asset Purchase Agreement (the "Agreement") is made and entered into this the 26th day of July, 1995, by and between VERNON SAWYER, INC., Tax Identification No. 72-1071773, a Louisiana corporation domiciled in Morehouse Parish, Louisiana ("Seller"), represented herein by its duly authorized President, Vernon G. Sawyer, VERNON SAWYER TRANSPORTATION, INC., Tax Identification No. 72-1007374, a Louisiana corporation domiciled in Morehouse Parish, Louisiana ("Parent"), VERNON G. SAWYER and NANCY ANN MARUS SAWYER, in their individual capacities, individual residents of Morehouse Parish, Louisiana (hereafter, Vernon G. Sawyer and Nancy Ann Marus Sawyer may be individually referred to as "Shareholder" or jointly as "Shareholders") and KLLM, INC., Tax Identification No. 64-0577750, a Texas corporation domiciled in Rankin County, Mississippi ("Purchaser"), represented herein by its duly authorized President, Steven K. Bevilaqua, who declare and agree that:

            Recitals. Seller, Parent, Shareholders and Purchaser entered into that certain Asset Purchase Agreement effective May 1, 1995 (the "Asset Purchase Agreement"), pursuant to which Seller, Parent and Shareholders agreed to sell and Purchaser agreed to purchase substantially all of the operating assets and business of Seller and Parent and related real estate owned by Shareholders. Certain of the transactions which are the subject of the Asset Purchase Agreement require the approval of various federal and state regulatory agencies and the related approval process has taken longer than the parties originally anticipated. Therefore, Seller, Parent, Shareholders and Purchaser desire to amend the Asset Purchase Agreement as set forth in this Agreement.

            All capitalized terms used and not otherwise defined herein (including, without limitation, the language amendatory to the Asset Purchase Agreement contained herein) shall have the respective meanings given such terms in the Asset Purchase Agreement. References to sections herein shall refer to sections of the Asset Purchase Agreement.

            The Asset Purchase Agreement is amended by deleting the definition of "Closing Date" found in Section 2.4 and by substituting in its place the following definition:

            "Closing Date" shall mean on or before August
            8, 1995, or such other date and time as Seller and Purchaser may agree. The Closing Date is subject to extension as a result of any delays attributable to receiving necessary approvals or exemptions from the ICC or state agencies having jurisdiction over the transactions contemplated by the Asset Purchase Agreement.

            The Asset Purchase Agreement is amended by deleting the first sentence of Section 6.19.1 and by substituting in its place the following:

            Seller has in place on the date of this
            Agreement 109 drivers.

            The Asset Purchase Agreement is amended by deleting the date "August 1, 1995" from Section 19.1 and by substituting in its place the date "September 15, 1995".

            The Asset Purchase Agreement, as herein amended, remains in full force and effect in accordance with its terms and Seller, Parent, Shareholders and Purchaser hereby ratify and confirm the same.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                              SELLER:

                              VERNON SAWYER, INC., a Louisiana
                              corporation

                              By:S/Vernon g. Sawyer
                              Its:  President

                              PARENT:

                              VERNON SAWYER TRANSPORTATION, INC.,
                              a Louisiana Corporation

                              By:S/ Vernon G. Sawyer
                                    Its:  President

                              SHAREHOLDERS:

                              S/Vernon G. Sawyer
                              VERNON G. SAWYER, Individually

                              S/Nancy Ann Marus Sawyer
                              NANCY ANN MARUS SAWYER, Individually

                              PURCHASER:

                              KLLM, INC., a Texas corporation

                              BY:S/Steven K. Bevilaqua
                                    STEVEN K. BEVILAQUA
                                    Its:  President